Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2015 Results

Company Expanded Core Holdings in Top 25 U.S. Markets, Reduced Joint Venture Ownership and Commenced Canadian Exit; Tenant Demand Drives Strong Leasing Results

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 2, 2016--Kimco Realty Corp. (NYSE:KIM) today reported results for the fourth quarter and year ended December 31, 2015.

Highlights - Fourth Quarter and Full Year 2015

  Funds from Operations (FFO) as adjusted per diluted share increased 5.7% for the fourth quarter and 4.3% for the full year 2015 over the comparable 2014 periods;
  U.S. pro-rata occupancy ended the year at 95.8% - an increase of 10 basis points over the fourth quarter 2014, representing the highest level since the first quarter of 2008;
  Small shop occupancy improved 70 basis points over the fourth quarter 2014 to 88.7%, representing the highest small shop occupancy level in five years;
  Rent spreads for new U.S. leases were up 31.0% in the fourth quarter 2015 with overall U.S. rent spreads increasing 13.1% during the same period;
  Issued a new $500 million, seven-year unsecured bond with a coupon of 3.40% in the fourth quarter 2015;
  U.S. same-property net operating income (NOI) increased 3.1% for the full year 2015;
  U.S. gross transaction volume exceeded $2.8 billion in 2015 through the acquisition of 59 high-quality, core market properties totaling $2.1 billion and the sale of 95 properties for $762.9 million. This includes the reduction of 118 joint venture properties totaling $2.3 billion;
  Commenced exit from Canada in 2015 with the disposition of 27 Canadian properties for a gross price of $1.4 billion.

Financial Results

Net income available to common shareholders for the fourth quarter of 2015 was $360.0 million, or $0.87 per diluted share, compared to $38.2 million, or $0.09 per diluted share, for the fourth quarter 2014. Net income available to common shareholders during the fourth quarter 2015 included $320.5 million of gains on sales of operating properties and $6.5 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $127.4 million of gains on the sales of operating properties and $153.9 million of impairments during the fourth quarter 2014. Both operating property impairments and gains on sales are excluded from the calculation of FFO.

For the full year 2015, net income available to common shareholders was $831.2 million, or $2.00 per diluted share, compared to $365.7 million, or $0.89 per diluted share, for the full year 2014. Net income available to common shareholders for the full year 2015 included $628.5 million of gains on sales of operating properties and $39.8 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $383.4 million of gains on the sales of operating properties and $257.7 million of impairments for the full year 2014.

FFO, a widely accepted supplemental measure of REIT performance, was $143.2 million, or $0.35 per diluted share, for the fourth quarter 2015 compared to $156.7 million, or $0.38 per diluted share, for the fourth quarter 2014. During the fourth quarter 2015, FFO was reduced $9.9 million for transactional charges, net, including a previously disclosed $5.8 million charge for the redemption of the company’s 6.90% Class H Preferred Stock, compared to $12.1 million of transactional income, net, included in FFO during the fourth quarter of 2014.

For the full year 2015, FFO was $643.2 million, or $1.56 per diluted share, compared to $596.2 million, or $1.45 per diluted share, for the full year 2014.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and charges, was $153.1 million, or $0.37 per diluted share, for the fourth quarter 2015 compared to $144.6 million, or $0.35 per diluted share, for the fourth quarter 2014.

For the full year 2015, FFO as adjusted was $603.4 million, or $1.46 per diluted share, compared to $576.9 million, or $1.40 per diluted share, for the same period in 2014.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

U.S. Operating Results

  Pro-rata occupancy ended the quarter at 95.8%. This represents an increase of 10 basis points over the fourth quarter of 2014;
  Pro-rata occupancy for small shop space (under 10,000 square feet) was 88.7%, a 70-basis-point increase over the fourth quarter of 2014. Anchor tenant occupancy was 98.2%, a 10-basis-point decrease over the fourth quarter of 2014;
  Pro-rata rental-rate leasing spreads during the fourth quarter 2015 increased 13.1%, with rental rates for new leases up 31.0% and renewals/options increasing 7.9%. For the full year 2015, pro-rata rental-rate leasing spreads increased 11.1% with rental rates for new leases up 25.0% and renewals/options increasing 7.8%;
  Same-property net operating income (NOI) for the fourth quarter of 2015 increased 2.8%, which includes a 60-basis-point reduction attributable to the previously announced bankruptcies of Anna’s Linens and The Great Atlantic & Pacific Tea Company (A&P), compared to the same period in 2014;
  Full year 2015 same-property NOI increased 3.1%, compared to the same period in 2014, and includes a negative 30-basis-point impact from the bankruptcies of Anna’s Linens and A&P.

Investment Activity

The company has been executing on its simplification initiative, focusing on its U.S. shopping center portfolio to become more concentrated in core major metro markets. At the same time, the company continues to reduce its joint venture program and Canadian platform after successfully exiting Mexico and South America.

United States

  During the fourth quarter, the company acquired three U.S. shopping centers totaling $207.8 million, two of which are from existing joint ventures. The company’s pro-rata share of the purchase price was $193.9 million and includes the assumption of $111.2 million of mortgage debt;
  Also in the fourth quarter, Kimco sold ownership interests in 64 properties (15 wholly owned and 49 joint ventures) in the U.S., totaling 3.0 million square feet, for a gross sales price of $437.7 million. The company’s pro-rata share of the sales was $275.5 million;
  For the full year 2015, Kimco acquired interests in 59 retail properties (57 acquired from existing joint ventures) totaling 9.4 million square feet. The aggregate purchase price for these acquisitions was $2.1 billion, of which $1.4 billion was the company’s pro-rata share;
  During 2015, the company sold 95 U.S. shopping centers (34 wholly owned properties and 61 joint ventures), totaling 6.8 million square feet, for a gross sales price of $762.9 million. The company’s pro-rata share of the sales was $481.5 million.

Canada & Latin America

  In the fourth quarter of 2015, Kimco sold its interest in 23 Canadian shopping centers to RioCan based on a gross sales price of $1.2 billion, including the assumption of $404.9 million of existing mortgage debt. Kimco’s share of the sales price and debt was $581.5 million and $195.9 million, respectively;
  Also in the fourth quarter, Kimco sold its last remaining shopping center in South America, a wholly owned property in Chile, for $51.3 million, including the assignment of $32.0 million of debt;
  For the full year 2015, Kimco completed the sale of 27 properties in Canada, totaling approximately 6.9 million square feet, for a gross sales price of $1.4 billion. The company’s pro-rata share of the sales was $683.7 million;
  In 2015, the company sold its three remaining shopping centers in Mexico and its last property in South America for a total sales price of $65.3 million.

Capital Activity

  In October, the company issued a new $500 million, seven-year unsecured bond with a coupon of 3.40%. The proceeds were used for general corporate purposes, including the prefunding of near-term maturities that include the company’s $150 million 5.584% bond due November 2015, a $300 million 5.783% bond due March 2016 and $562 million of mortgage debt with a weighted average interest rate of 6.16% maturing during the remainder of 2015 and 2016, and to partially reduce borrowings under the company’s revolving credit facility maturing in March 2018.
  As previously announced, the company redeemed its 6.90% Class H Cumulative Redeemable Preferred Stock (and the related depositary shares) on November 25, 2015. In connection with this redemption, the company incurred a non-cash transaction charge to FFO of approximately $5.8 million in the fourth quarter of 2015.

2016 Guidance

Kimco’s full year 2016 financial, operational and transaction guidance is as follows:
FFO (per diluted share)	$1.54 - $1.62
FFO as adjusted (per diluted share)*	$1.48 - $1.52
Transactional Income, net	$24 million - $42 million
U.S. Portfolio Occupancy	95.7% - 96.2%
U.S. Same-property NOI	+2.50% - +3.50%
Acquisitions (Kimco share)	$450 million - $550 million
Dispositions (Kimco share)	$825 million - $975 million
*Excludes Transactional Income, net

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.255 per common share, payable on April 15, 2016, to shareholders of record on April 5, 2016, representing an ex-dividend date of April 1, 2016.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class I, Class J and Class K). All dividends on the preferred shares will be paid on April 15, 2016, to shareholders of record on April 4, 2016, with an ex-dividend date of March 31, 2016.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, February 3, 2016, at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2015 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 9938802).

A replay will be available through May 4, 2016, by dialing 1-877-344-7529 (Passcode: 10077220). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of December 31, 2015, the company owned interests in 564 U.S. shopping centers comprising 90 million square feet of leasable space across 38 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2015	2014
Assets:
Operating real estate, net of accumulated depreciation of $2,115,320 and $1,955,406, respectively	$9,274,299	$7,930,489
Investments and advances in real estate joint ventures	742,559	1,037,218
Real estate under development	179,190	132,331
Other real estate investments	215,836	266,157
Mortgages and other financing receivables	23,824	74,013
Cash and cash equivalents	189,534	187,322
Marketable securities	7,565	90,235
Accounts and notes receivable	175,252	172,386
Other assets	536,112	371,249
Total assets	$11,344,171	$10,261,400

Liabilities:
Notes payable	$3,761,328	$3,171,742
Mortgages payable	1,614,982	1,424,228
Dividends payable	115,182	111,143
Other liabilities	584,019	561,042
Total liabilities	6,075,511	5,268,155
Redeemable noncontrolling interests	86,709	91,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 and 5,959,100 shares, respectively,
32,000 and 102,000 shares issued and outstanding (in series), respectively
Aggregate liquidation preference $800,000 and $975,000, respectively	32	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 413,430,756 and 411,819,818 shares, respectively	4,134	4,118
Paid-in capital	5,608,881	5,732,021
Cumulative distributions in excess of net income	(572,335)	(1,006,578)
Accumulated other comprehensive income	5,588	45,122
Total stockholders' equity	5,046,300	4,774,785
Noncontrolling interests	135,651	126,980
Total equity	5,181,951	4,901,765
Total liabilities and equity	$11,344,171	$10,261,400

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
Revenues
Revenues from rental properties	$296,501		$255,748		$1,144,474		$958,888
Management and other fee income	4,369		8,764		22,295		35,009

Total revenues	300,870		264,512		1,166,769		993,897

Operating expenses
Rent	2,868		3,888		12,347		14,250
Real estate taxes	37,807		33,129		147,150		124,670
Operating and maintenance	40,054		34,078		144,980		119,697
General and administrative expenses	33,413		27,675		122,735		122,201
Provision for doubtful accounts	751		788		6,075		4,882
Impairment charges	17,475		11,420		45,383		39,808
Depreciation and amortization	86,095		72,767		344,527		258,074
Total operating expenses	218,463		183,745		823,197		683,582

Operating income	82,407		80,767		343,572		310,315

Other income/(expense)
Mortgage financing income	443		585		2,940		3,129
Interest, dividends and other investment income	1,050		323		39,061		966
Other income/(expense), net	2,134		(4,238)		2,234		(8,544)
Interest expense	(56,152)		(49,823)		(218,891)		(203,759)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	29,882		27,614		168,916		102,107

Provision for income taxes, net	(48,297)		(7,735)		(60,230)		(22,438)
Equity in income of joint ventures, net	349,587		9,487		480,395		159,560
Gain on change in control of interests, net	3,091		23,462		149,234		107,235
Equity in income of other real estate investments, net	4,854		21,638		36,090		38,042
Income from continuing operations	339,117		74,466		774,405		384,506

Discontinued operations
Income/(loss) from discontinued operating properties, net of tax	-		5,618		(15)		36,780
Impairment/loss on operating properties, net of tax	-		(101,040)		(60)		(176,315)
Gain on disposition of operating properties, net of tax	-		71,716		-		190,520
(Loss)/income from discontinued operations	-		(23,706)		(75)		50,985
Gain on sale of operating properties, net, net of tax (1)	39,594		-		125,813		389
Net income	378,711		50,760		900,143		435,880

Net loss/(income) attributable to noncontrolling interests (3)	490		2,020		(6,028)		(11,879)

Net income attributable to the Company	379,201		52,780		894,115		424,001

Preferred stock redemption costs	(5,816)		-		(5,816)		-
Preferred stock dividends	(13,365)		(14,573)		(57,084)		(58,294)

Net income available to the Company's common shareholders	$360,020		$38,207		$831,215		$365,707

Per common share:
Income from continuing operations: (3)
Basic	$0.87		$0.14		$2.01		$0.77
Diluted	$0.87	(2)	$0.14	(2)	$2.00	(2)	$0.77	(2)
Net income: (4)
Basic	$0.87		$0.09		$2.01		$0.89
Diluted	$0.87	(2)	$0.09	(2)	$2.00	(2)	$0.89	(2)

Weighted average shares:
Basic	411,667		409,740		411,319		409,088
Diluted	413,346		411,000		412,851		411,038

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of $490 and ($3,290) for the quarters ended December 31, 2015 and 2014 and ($6,028) and ($9,763) for the year ended December 31, 2015 and 2014, respectively.
(4)	Adjusted for earnings attributable from participating securities of ($1,950) and ($459) for the quarters ended December 31, 2015 and 2014 and ($4,134) and ($1,749) for the year ended December 31, 2015 and 2014, respectively.

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
Net income available to common shareholders	$360,020		$38,207		$831,215		$365,707
Gain on disposition of operating property, net, net of tax and noncontrolling interests	(38,451)		(71,152)		(124,165)		(189,572)
Gain on disposition of joint venture operating properties and change in control of interests	(282,021)		(56,262)		(504,356)		(193,791)
Depreciation and amortization - real estate related	82,732		70,878		333,840		263,885
Depr. and amort. - real estate jv's, net of noncontrolling interests	14,360		21,113		66,937		92,343
Impairments of operating properties, net of tax and noncontrolling interests	6,539		153,937		39,774		257,660
Funds from operations	143,179		156,721		643,245		596,232
Transactional charges/(income), net	9,892		(12,079)		(39,808)		(19,341)
Funds from operations as adjusted	$153,071		$144,642		$603,437		$576,891

Weighted average shares outstanding for FFO calculations:
Basic	411,667		409,740		411,319		409,088
Units	860		1,531		791		1,536
Dilutive effect of equity awards	1,481		3,171		1,414		3,139
Diluted	414,008	(1)	414,442	(1)	413,524	(1)	413,763	(1)

FFO per common share - basic	$0.35		$0.38		$1.56		$1.46
FFO per common share - diluted	$0.35	(1)	$0.38	(1)	$1.56	(1)	$1.45	(1)
FFO as adjusted per common share - diluted	$0.37	(1)	$0.35	(1)	$1.46	(1)	$1.40	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $217 and $795 for the three months ended December 31, 2015 and 2014, and $781 and $3,033 for the year ended December 31, 2015 and 2014, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and change in control of interests and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to
Combined Same Property Net Operating Income "NOI" and
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income from continuing operations	$339,117	$74,466	$774,405	$384,506
Adjustments:
Management and other fee income	(4,369)	(8,764)	(22,295)	(35,009)
General and administrative expenses	33,413	27,675	122,735	122,201
Impairment charges	17,475	11,420	45,383	39,808
Depreciation and amortization	86,095	72,767	344,527	258,074
Other expense, net	52,525	53,153	174,656	208,208
(Benefit)/provision for income taxes, net	48,297	7,735	60,230	22,438
Gain on change in control of interests, net	(3,091)	(23,462)	(149,234)	(107,235)
Equity in income of other real estate investments, net	(4,854)	(21,638)	(36,090)	(38,042)
Non same property net operating income	(28,483)	(20,777)	(142,606)	(97,277)
Non-operational expense from joint ventures, net	(297,489)	61,987	(245,379)	148,918
Impact from foreign currency	-	(1,644)	-	(6,120)
Combined Same Property NOI	$238,636	$232,918	$926,332	$900,470
Canadian Same Property NOI	(8,913)	(9,416)	(38,397)	(39,188)
U.S. Same Property NOI	$229,723	$223,502	$887,935	$861,282

Combined Same Property NOI and U.S. Same Property NOI are supplemental non-GAAP financial measures of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Combined Same Property NOI and U.S. Same Property NOI are considered by management to be important performance measures of Kimco's operations, and management believes that these measures are frequently used by securities analysts and investors as measures of Kimco's operating performance as these measures include only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Combined Same Property NOI and U.S. Same Property NOI assist in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provide a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Combined Same Property NOI (and U.S. Same Property NOI) is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes, rent expense and the impact for foreign currency, plus Kimco's proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Combined Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. U.S. Same Property NOI excludes the company’s Canadian properties which are included in Combined Same Property NOI. Kimco’s method of calculating Combined Same Property NOI and U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Actual	Projected Range
	2015	Full Year 2016
		Low	High
Projected diluted net income available to common shareholder per share	$ 2.00	$ 0.70	$ 0.78

Projected depreciation & amortization	0.81	0.80	0.83

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.17	0.11	0.13

Gain on disposition of operating properties	(0.30)	(0.02)	(0.04)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(1.22)	(0.05)	(0.08)

Impairments of operating properties, net of tax and noncontrolling interests	0.10	-	-

Projected FFO per diluted common share	$ 1.56	$ 1.54	$ 1.62

Transactional income, net	(0.10)	(0.06)	(0.10)

Projected FFO, as adjusted per diluted common share	$ 1.46	$ 1.48	$ 1.52

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications
dbujnicki@kimcorealty.com